SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                                Party City Corp.
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                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    70214510
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                                 (CUSIP Number)

                                   Jan 1, 2001
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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 702145103                     13G                         Page 2 of 9
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jewel Investments, LLC
    I.R.S. # 13-4148042
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
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                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       911,099
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    911,099
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 702145103                     13G                         Page 3 of 9
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jewel GP, LLC
    I.R.S. # 13-4148040
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
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                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          824,099
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       824,099
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    824,099
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.5%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 702145103                     13G                         Page 4 of 9
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

James Schainuck
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          824,099
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       911,099
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    911,099
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

INTRODUCTORY NOTE: This Statement on Schedule 13G is the initial filing on
Schedule 13G by the Reporting Persons (as defined below) pursuant to Rule 13d-1(c) (the "Schedule 13G"). The Schedule 13G is filed by (i) Jewel Investments, LLC, a New York limited liability company, which is sub-advisor to three managed accounts and, as of January 1, 2001, became the investment manager of two investment partnerships of which Jewel GP, LLC is the general partner,
(ii) Jewel GP, LLC, a Delaware limited liability company, which, as of the end of December 31, 2000, became the general partner of two investment partnerships of which Jewel Investments, LLC is the investment manager, and (iii) James Schainuck, the Managing Member of Jewel Investments, LLC and Jewel GP, LLC (collectively, the "Reporting Persons").

Item 1(a) Name of Issuer

          Party City Corp.

Item 1(b) Address of Issuer's Principal Executive Office

          450 COMMONS WAY, ROCKAWAY, NJ,  07860

Item 2(a) Name of Persons Filing

          Jewel Investments, LLC, Jewel GP, LLC and James Schainuck

Item 2(b) Address of principal business office of each Reporting Person:

          605 Third Avenue, 19th Floor,
          New York, NY  10158

Item 2(c) Citizenship

          Jewel Investments, LLC is a New York limited liability company; Jewel GP, LLC is a Delaware limited liability company; and James Schainuck is a citizen of the United States.

Item 2(d) Title of Class of Securities

          Common Stock

Item 2(e) CUSIP Number

          702145103

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13-2(b) or (c), check whether the person filing is a:

      (a)   |_| Broker of Dealer registered under Section 15 of the Act

      (b)   |_| Bank as defined in Section 3(a)(6) of the Act

      (c)   |_| Insurance company as defined in Section 3(a)(19) of the Act

      (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940

      (e)   |_| An Investment Adviser in accordance with 13-1(b)(1)(ii)(E)

      (f) |_| An Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F)

      (g) |_| A Parent Holding Company or Control Person in accordance with 13d-1(b)(1)(ii)(G)

      (h) |_| A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

      (i) |_| A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act of 1940

      (j)   |_| Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4 Ownership

Item 4(a) Amount Beneficially Owned

Jewel Investments, LLC, as the sub-advisor to three managed accounts, beneficially owns in the aggregate 87,000 shares of Common Stock of the Issuer, and, as the investment manager of two investment partnerships of which Jewel GP, LLC is the general partner, beneficially owns in the aggregate 824,099 shares of Common Stock of the Issuer, for a total of 911,099 shares. James Schainuck is the Managing Member of Jewel Investments, LLC (and Jewel GP, LLC) and thus beneficially owns the same number of shares of Common Stock of the Issuer as does Jewel Investments, LLC. Jewel GP, LLC, as the general partner of the aforementioned two investment partnerships, beneficially owns in the aggregate 824,099 shares of the Common Stock of the Issuer.

Item 4(b) Percent of Class

Jewel Investments, LLC and James Schainuck each beneficially owns 7.2% of the class. Jewel GP, LLC beneficially owns, 6.5% of the class.

Item 4(c)       Number of Shares as to which Such Person Has:

     i.    Sole power to vote or to direct the vote:                  0
     ii.   Shared power to vote or to direct the vote:                824,099 (Jewel GP,
                                                                      LLC and James Schainuck)
     iii.  Sole power to dispose or to direct the disposition of:     0
     iv.   Shared power to dispose or to direct the disposition of:   911,099 099 (Jewel
                                                                      Investments, LLC and
                                                                      James Schainuck); 824,099
                                                                      (Jewel GP, LLC)

Item 5  Ownership of Five Percent or Less of a Class

        Not applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person

The shares of securities as to which this Schedule is filed by the Reporting Persons in their respective capacities are owned of record by other entities, each of which has the right to receive dividends from, or the proceeds from the sale of, the securities owned by such entity. No such entity owns more than five percent of such class of securities.

Item 7  Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent Holding

        Not applicable

Item 8  Identification and Classification of Members of the Group

        Not applicable

Item 9  Notice of Dissolution of Group

        Not applicable

Item 10 Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 18, 2001


                                   Jewel Investments, LLC

                                   By: /s/ James Schainuck
                                      ------------------------------------------
                                      Name:  James Schainuck
                                      Title: Managing Member

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 18, 2001


                                   Jewel GP, LLC

                                   By: /s/ James Schainuck
                                      ------------------------------------------
                                      Name:  James Schainuck
                                      Title: Managing Member

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 18, 2001

                                      /s/ James Schainuck
                                      ------------------------------------------
                                      James Schainuck

                             JOINT FILING AGREEMENT

          The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Common Stock of Party City Corp. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)1 on behalf of each such person.

Date: January 18, 2001

                                    Jewel Investments, LLC

                                    By: /s/ James Schainuck
                                       -----------------------------------------
                                       Name:  James Schainuck
                                       Title: Managing Member

                                    Jewel GP, LLC

                                    By: /s/ James Schainuck
                                       -----------------------------------------
                                       Name:  James Schainuck
                                       Title: Managing Member

                                      /s/ James Schainuck
                                      ------------------------------------------
                                       James Schainuck